Exhibit 10.1
DISTRIBUTION AGREEMENT
DATED AS OF DECEMBER 19, 2007
AMONG
QUANEX CORPORATION,
QUANEX BUILDING PRODUCTS LLC,
AND
QUANEX BUILDING PRODUCTS CORPORATION

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TABLE OF CONTENTS
(continued)
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TABLE OF CONTENTS
(continued)

Page

Section 8.9 Interpretation	30
Section 8.10 Severability	30
Section 8.11 References; Construction	30
Section 8.12 Termination	30
Section 8.13 Consent to Jurisdiction and Service of Process	30
Section 8.14 Waivers	30
Section 8.15 Specific Performance	30
Section 8.16 Waiver of Jury Trial	31
Section 8.17 Use of Name	31
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DISTRIBUTION AGREEMENT
THIS DISTRIBUTION AGREEMENT, dated as of December 19, 2007, is among Quanex Corporation, a Delaware corporation (“Quanex”), Quanex Building Products LLC, a Delaware limited liability company and a wholly-owned subsidiary of Quanex (“Spinco”), and Quanex Building Products Corporation, a Delaware corporation and a wholly-owned subsidiary of Spinco (“Spinco Sub”).
WHEREAS, the board of directors of Quanex has determined that it is appropriate and desirable for Quanex to separate its building products divisions from Quanex;
WHEREAS, prior to the Distribution Date, Quanex will, pursuant to this Agreement, transfer or cause to be transferred to Spinco all of the Spinco Assets, which represent substantially all of the assets comprising Quanex’s building products divisions, and will assume all of the Spinco Liabilities, as contemplated by this Agreement (the “Contribution”);
WHEREAS, after the Contribution and prior to the Distribution Date, Quanex may cause one or more of members of the Spinco Group that are corporations to convert into, merge with and into or otherwise transfer all of their assets, subject to all of their liabilities, to limited liability companies, of which Quanex or another member of the Spinco Group will be the sole member;
WHEREAS, either before or after the Distribution, Spinco will merge with and into Spinco Sub (the “Spinco Merger”) pursuant to the Spinco Merger Agreement;
WHEREAS, on the Distribution Date and pursuant to the terms and conditions of this Agreement, Quanex will distribute (the “Distribution”) to the holders as of the Record Date of the outstanding common stock of Quanex, par value $0.50 per share (“Quanex Common Stock”), for each share of Quanex Common Stock outstanding, either (a) one unit of limited liability company interest (the “Spinco Interest”) of Spinco (if the Spinco Merger occurs after the Distribution) or (b) one share of Spinco Sub common stock (the “Spinco Sub Common Stock”) (if the Spinco Merger occurs prior to the Distribution);
WHEREAS, following the Distribution and pursuant to the Merger Agreement, Gerdau Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Gerdau S.A., a corporation organized under the laws of the Federative Republic of Brazil, will merge with and into Quanex (the “Merger”);
WHEREAS, for U.S. federal income Tax purposes, it is intended that the Distribution and the Merger be treated as an integrated transaction in redemption and disposition of the shares of Quanex Common Stock; and
WHEREAS, Quanex has filed with the SEC a Form 10 Registration Statement pursuant to the Exchange Act in connection with the Distribution;
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of the Quanex Group shall be deemed an Affiliate of any member of the Spinco Group and no member of the Spinco Group shall be deemed an Affiliate of any member of the Quanex Group.
“Agent” shall mean the distribution agent to be agreed to by Quanex and Spinco to distribute the Spinco Interests or the shares of Spinco Sub Common Stock, as the case may be, pursuant to the Distribution.
“Agreement” shall mean this Distribution Agreement.
“Assets” shall mean the Spinco Assets or the Quanex Assets, as the case may be.
“Business” shall mean the Spinco Business or the Quanex Business, as the case may be.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.
“Cash Inflows” shall mean the daily amount of all and any cash amounts (including any cash received in respect of sales taxes) received by the Quanex Group or received or passed to any member of the Quanex Group, during the Separation Period.
“Cash Outflows” shall mean the daily amount of cash payments (including any cash paid in respect of sales taxes) made by the Quanex Group, during the Separation Period in discharging Qualifying Liabilities.
“Claims Administration” shall mean the processing of claims made under the Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.
“Claims Made Policies” shall have the meaning specified in Section 5.6(a).

“Contribution” shall have the meaning specified in the Recitals hereof.
“Distribution” shall have the meaning specified in the Recitals hereof.
“Distribution Date” shall mean the date and time that the Distribution shall become effective.
“Employee Matters Agreement” shall mean the Employee Matters Agreement of even date herewith between Quanex and Spinco.
“Environmental Law” shall mean any Law or authorization concerning: (A) the protection of the environment or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee or public exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
“Exchange” shall mean the New York Stock Exchange.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.
“Form 10 Registration Statement” shall mean the Registration Statement on Form 10 (or, if such form is not appropriate, the appropriate form pursuant to the Exchange Act) to be filed by Spinco Sub with the SEC to effect the registration of the Spinco Sub Common Stock pursuant to the Exchange Act in connection with the Distribution or the Spinco Merger, as the case may be.
“Governmental Entity” shall mean any governmental or regulatory authority, agency, commission, body or other governmental entity.
“Group” shall mean the Quanex Group or the Spinco Group, as the case may be.
“Hazardous Substance” shall mean any waste, pollutant, contaminant or hazardous, toxic or deleterious substance or any substance that is listed, classified or regulated pursuant to any Environmental Law or that could result in the imposition of liability pursuant to any Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing materials and polychlorinated biphenyls.
“Indemnifiable Losses” shall mean all losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee, including any reasonable costs or expenses of enforcing any indemnity hereunder.
“Indemnifying Party” shall mean a Person that is obligated under this Agreement to provide indemnification.
“Indemnitee” shall mean a Person that may seek indemnification under this Agreement.
“Information” shall mean all records, books, contracts, instruments, computer data and other data and information.

“Law” or “Laws” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.
“Liability” or “Liabilities” shall mean any and all losses, claims, debts, demands, actions, causes of action, suits, damages, liabilities and obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialities, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, guarantees, make whole agreements and similar obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, direct or indirect, known or unknown, whenever arising, and whether or not the same would properly be reflected in books and records or financial statements prepared in accordance with United States generally accepted accounting principles and including those arising under any Law (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorney’s fees and any and all costs and expenses, whatsoever reasonably incurred).
“Litigation Matters” shall mean actual, threatened or future litigation, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, Quanex and/or Spinco (or members of either Group).
“Merger” shall have the meaning specified in the Recitals hereof.
“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated November 18, 2007, as amended from time to time, among Quanex, Gerdau S.A. and Gerdau Delaware, Inc.
“Merger Consideration” shall have the meaning set forth in the Merger Agreement.
“Occurrence Basis Policies” shall have the meaning specified in Section 5.6(a).
“Person” shall mean a natural person, corporation, company, partnership, limited partnership, limited liability company or any other entity, including a Governmental Entity.
“Policies” shall mean all insurance policies, insurance contracts and claim administration contracts of any kind of Quanex and its Subsidiaries (including members of the Spinco Group) and their predecessors which were or are in effect at any time at or prior to the Distribution Date, including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, and crime, errors and omissions policies, together with all rights, benefits and privileges thereunder.
“Privileged Information” shall mean, with respect to either Group, Information regarding a member of such Group, or any of its operations, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable privilege, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.

“Qualifying Liabilities” shall mean all liabilities incurred by the Quanex Business in the ordinary course, whether prior to or on the Distribution Date and whether by the Quanex Group directly or though their agents.
“Quanex” shall have the meaning specified in the preamble hereof.
“Quanex Assets” shall mean, collectively, all of the right, title and interest of Quanex and the Quanex Subsidiaries in all their respective assets and properties, tangible or intangible, other than the Spinco Assets.
“Quanex Business” shall mean all of the businesses and operations conducted by Quanex and the Quanex Subsidiaries (other than the Spinco Business) at any time, whether prior to, on or after the Distribution.
“Quanex Common Stock” shall have the meaning specified in the Recitals hereof.
“Quanex Group” shall mean Quanex and the Quanex Subsidiaries.
“Quanex Indemnitees” shall mean Quanex, each person who is or becomes an Affiliate of Quanex after the Distribution Date and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.
“Quanex Liabilities” shall mean, collectively, all Liabilities of Quanex and all Liabilities of the Quanex Subsidiaries, including (i) the Liabilities of Quanex under the Transaction Agreements and; provided that Quanex Liabilities shall not include (x) the Spinco Liabilities and (y) Liabilities dealt with separately in the other Transaction Agreements.
“Quanex Subsidiaries” shall mean the following entities:
(a)	MacSteel Atmosphere Annealing, Inc.;

(b)	MacSteel Monroe, Inc.;

(c)	Quanex Bar, Inc.;

(d)	Quanex Steel Inc.;

(e)	Quanex Solutions, Inc.;

(f)	Quanex Health Management Company, Inc.;

(g)	Quanex Nine, Inc.;

(h)	Quanex Ten, Inc.;

(i)	Quanex Eleven, Inc.; and

(j)	Quanex Twelve, Inc.

“Record Date” shall mean the close of business on the date to be determined by the Board of Directors of Quanex as the record date for determining stockholders of Quanex entitled to receive the Distribution, which shall be the Effective Date of the Merger (as defined in the Merger Agreement).
“Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.
“Separation Period” means the period from November 1, 2007 to (and including) the Distribution Date.
“Shares” means, in the case where the Spinco Interest is distributed to the holders of shares of Quanex Common Stock in the Distribution, a fractional part of the Spinco Interest, and in the case where shares of Spinco Sub Common Stock is distributed in the Distributions, the shares of Spinco Sub Common Stock.
“Solvent” shall mean that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature; (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
“Spinco” shall have the meaning specified in the Preamble hereof.
“Spinco Assets” shall mean, collectively, the right, title and interest of Quanex and the Quanex Subsidiaries immediately prior to the Contribution in and to:
(a) all real property and leasehold estate interests of Quanex used in the Spinco Business, including the real property and leasehold estates described on Schedule 1(a);
(b) all tangible property used primarily in conjunction with the Spinco Business, including all surplus, materials, stock and inventory listed on Schedule 1(b);

(c) all contracts and instruments including those listed on Schedule 1(c), and all rights thereunder, to the extent the same relate primarily to the Spinco Business (collectively, the “Contracts”);
(d) all books and records (including those referred to in Section 6.1), files, reports, intellectual property (including patents, trade secrets and copyrights, but excluding those items of intellectual property set forth on Schedule 1(d)), whether or not of a proprietary nature to the extent primarily related to the Spinco Business;
(e) the rights of Spinco and its Subsidiaries under this Agreement and the other Transaction Agreements;
(f) all accounts receivable, inventories, goodwill and other current assets (other than cash and cash equivalents) attributable to the assets described in paragraphs (a) through (e) above from and after the Distribution Date;
(g) cash and cash equivalents in the amount of (i) $20.9 million as at November 1, 2007 plus or minus the amount of any net cash flow (if any) generated by the Spinco Business during the Separation Period in accordance with Section 5.7;
(h) the capital stock of the Spinco Subsidiaries; and
(i) the name and trademark “Quanex” and any similar names, service marks, trademarks, trade names, identifying symbols, trade dress, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto.
“Spinco Business” shall mean the building products business conducted by Quanex through the Spinco Subsidiaries on the Distribution Date.
“Spinco Equity” means, with respect to Spinco, the Spinco Interest, and with respect to Spinco Sub, the Spinco Sub Common Stock.
“Spinco Group” shall mean Spinco, Spinco Sub and the Spinco Subsidiaries.
“Spinco Indemnitees” shall mean Spinco and each person who is or becomes an Affiliate of Spinco after the Distribution Date and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.
“Spinco Interests” shall have the meaning specified in the Recitals hereof.
“Spinco Liabilities” shall mean all Liabilities, whenever incurred or arising, including, but not limited to Liabilities under or relating to any Environmental Laws or any consultant, former employee or employee, that relate to the Spinco Assets (including any contracts relating to the Spinco Business and any real property and leasehold interests), or resulting from the operation of the Spinco Business (and to the business currently or formerly conducted by Quanex or any of the Spinco Group or any of the Affiliates of the foregoing relating to Quanex’ building products division), as conducted at any time before, on or after the Distribution Date but excluding (i) Liabilities dealt with separately in the other Transaction Agreements and (ii) the corporate overhead expenses referred to in Section 2.7.

“Spinco Merger” shall have the meaning specified in the Recitals hereof.
“Spinco Merger Agreement” shall mean the Agreement and Plan of Merger to be entered into by and between Spinco and Spinco Sub prior to the Distribution Date.
“Spinco Sub” shall have the meaning specified in the Recitals hereof.
“Spinco Sub Common Stock” shall have the meaning specified in the Recitals hereof.
“Spinco Subsidiaries” shall mean the following entities:
(a) Besten Equipment, Inc.;
(b) Mikron Industries, Inc. (including (A) Mikron Washington, LLC and VL Investors I, LLC, the wholly-owned Subsidiaries of Mikron Industries, Inc., and (B) Vinyl Link, LLC, the 49% subsidiary of VL Investors I, LLC);
(c) Nichols Aluminum, Inc. (including Nichols Aluminum-Alabama, Inc., the wholly-owned Subsidiary of Nichols Aluminum, Inc.);
(d) Quanex Foundation;
(e) Quanex Homeshield, Inc. (including Colonial Craft, Inc. and Imperial Products, Inc., the wholly-owned Subsidiaries of Quanex Homeshield, Inc.); and
(f) TruSeal Technologies, Inc. (including TruSeal Technologies, Ltd., the wholly-owned Subsidiary of TruSeal Technologies, Inc.).
“Subsidiary” shall mean any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries.
“Surviving Entity” means Spinco prior to the Spinco Merger and Spinco Sub following the Spinco Merger.
“Tax Matters Agreement” shall mean the Tax Matters Agreement of even date herewith by and among Quanex, Spinco and Spinco Sub.
“Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.
“Third-Party Claim” shall mean any claim, suit, derivative suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who or which is neither a party hereto nor an Affiliate of a party hereto.

“Transaction Agreements” shall mean this Agreement, the Employee Matters Agreement, the Tax Matters Agreement and the Transition Services Agreement.
“Transition Services Agreement” shall mean the Transition Services Agreement of even date herewith between Quanex and Spinco.
ARTICLE II
PRELIMINARY TRANSACTIONS
Section 2.1 Business Separation.
(a) On or prior to the Distribution Date, Quanex shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to the Surviving Entity all of the Spinco Assets, and the Surviving Entity shall, and shall cause its applicable Subsidiaries to accept, assume and agree to pay, perform and discharge all of the Spinco Liabilities, in accordance with their respective terms. The Surviving Entity shall be responsible for all Spinco Liabilities assumed by the Spinco Group, regardless of when or where such Spinco Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such Spinco Liabilities are asserted or determined or whether asserted or determined prior to the date hereof and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by either the Quanex Group or the Spinco Group.
(b) The separation of the Quanex Assets and the Spinco Assets, as contemplated by this Agreement, shall be effected in a manner that does not unreasonably disrupt either the Quanex Business or the Spinco Business. Subject to Section 2.6, to the extent the separation of any of the Assets cannot be achieved in a reasonably practicable manner, the Surviving Entity and Quanex will enter into appropriate arrangements regarding the shared Asset. Any costs related to the use of a shared Asset that is not separated as of the Distribution Date shall be allocated in a reasonable manner as agreed by Spinco and Quanex.
(c) Subject to the provisions of this Agreement, on or prior to the Distribution Date, Quanex and the Surviving Entity will use their commercially reasonable efforts to amend all contractual arrangements between or among Quanex, the Surviving Entity, their respective Affiliates and any other Person (other than the Transaction Agreements and contractual arrangements relating to the Distribution and the intercompany agreements discussed in Section 5.3) that either (i) relate to the Quanex Business but relate predominantly to the Spinco Business or (ii) relate solely to the Spinco Business, but, by their terms, contain provisions relating to a member of the Quanex Group, so that, after the Distribution Date, such contractual arrangements (x) will relate solely to the Spinco Business and (y) will eliminate any provisions relating to a member of the Quanex Group and, in either event, will inure to the benefit of the Spinco Group on substantially the same economic terms as such arrangements exist as of the date hereof. On or prior to the Distribution Date, Quanex and the Surviving Entity will use their commercially reasonable efforts to amend all contractual arrangements between or among Quanex, the Surviving Entity, their respective Affiliates and any other Person (other than the contractual arrangements relating to the Distribution) that either (i) relate to the Spinco Business but relate predominantly to the Quanex Business or (ii) relate solely to the Quanex Business, but, by their terms, contain provisions relating to a member of the Spinco Group, so that, after the Distribution Date, such contractual arrangements (x) will relate solely to the Quanex Business and (y) will eliminate any provisions relating to a member of the Spinco Group and, in either event, will inure to the benefit of the Quanex Group on substantially the same economic terms as such arrangements exist as of the date hereof. If, in any case, such amendment cannot be obtained, or if an attempted amendment thereof would be ineffective or would adversely affect the rights of Quanex or the Surviving Entity thereunder, Quanex and the Surviving Entity will, subject to Section 2.6, cooperate in negotiating a mutually agreeable arrangement under which Quanex or the Surviving Entity, as applicable, will obtain the benefits and assume the obligations thereunder intended by this Agreement.

Section 2.2 Conveyancing and Assumption Agreements. In connection with the transfer of the Spinco Assets and the assumption of the Spinco Liabilities contemplated by Section 2.1, Quanex and the Surviving Entity shall execute, or cause to be executed by the appropriate entities, conveyancing and assumption instruments in such forms as shall be reasonably acceptable to Quanex and the Surviving Entity.
Section 2.3 Governing Documents. The governing documents of the Surviving Entity immediately prior to the Distribution Date will be in the forms attached as Exhibits A and B, respectively, which forms will be agreed to within twenty days following the date of this Agreement.
Section 2.4 Issuance of Spinco Equity. Prior to the Distribution Date, the parties hereto shall take all steps necessary so that the number of Shares of Spinco Equity outstanding and held by Quanex shall equal 37,189,587, as adjusted to reflect changes in the number of issued and outstanding shares of Quanex immediately prior to the Distribution Date.
Section 2.5 Other Agreements. Each of Quanex and the Surviving Entity shall, on or prior to the Distribution Date, enter into, and cause the appropriate members of the Group of which it is a member to enter into, the other Transaction Agreements.
Section 2.6 Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date. To the extent that any transfers contemplated by this Article II shall not have been consummated on or prior to the Distribution Date, the parties hereto shall use their commercially reasonable efforts to effect such transfers as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that Quanex and the Surviving Entity shall and shall cause their respective Subsidiaries to use commercially reasonable efforts to obtain any necessary consents or approvals for the transfer of all Assets and the assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II. In the event that any such transfer of Assets or assumption of Liabilities has not been consummated, effective on or before the Distribution Date, the party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, to the extent reasonably possible, in the same position as would have existed had such Asset or Liability been transferred or assumed as contemplated hereby. As and when any such Asset becomes transferable or such Liability can be assumed, such transfer or assumption shall be effected forthwith. Notwithstanding the date on which any such Asset or Liability has been actually transferred or actually assumed, each of Quanex and the Surviving Entity shall cooperate and use commercially reasonable efforts to provide the economic and operational equivalent of an assignment, transfer or assumption of such Asset or Liability as of the Distribution Date. The Surviving Entity shall, or shall cause the applicable Subsidiary to pay or reimburse the relevant member of the Quanex Group retaining any such Liability for all amounts payable, paid, or incurred in connection with such Liability and Quanex shall, or shall cause the applicable Subsidiary to pay or reimburse the relevant member of the Spinco Group retaining any such Liability for all amounts payable, paid or incurred in connection with such Liability.

Section 2.7 Allocation of Corporate Overhead. Quanex shall allocate to the Surviving Entity, and shall cause the Surviving Entity to pay, an amount calculated by Quanex to be the Surviving Entity’s corporate overhead expenses incurred by Quanex for the Separation Period. The amount of such corporate overhead expenses shall be $640,000 per month. Quanex shall be responsible for paying such corporate overhead expenses as they become due regardless of whether the asset associated with such expense is a Spinco Asset that is transferred to Spinco in the Contribution.
Section 2.8 Responsibility for Costs Associated with Conversion of Quanex Convertible Debentures. In conjunction with the anticipated conversion of Quanex’ 2.5% Convertible Senior Debentures due 2034 (the “Debentures”) by the holders thereof and any costs associated with the full satisfaction by Quanex of the principal and premium of such Debentures following such conversion in cash assuming, solely for purposes of calculating such costs, for those holders of Debentures that have not converted their Debentures on or prior to the Distribution Date, that (x) such Debentures convert into shares of Quanex Common Stock as of the Distribution Date and (y) Quanex elects to satisfy the principal and premium of such Debentures in cash), (the “Conversion Costs”), notwithstanding anything herein to the contrary, the responsibility for Conversion Costs shall be allocated between Quanex and the Surviving Entity as follows:
(i) Quanex’ Responsibility for Conversion Costs. Quanex shall be responsible for any and all Conversion Costs to the extent the amount of the Conversion Costs do not exceed $275 million. If the Conversion Costs do not exceed $275 million, Quanex shall pay to the Surviving Entity an amount equal to the amount by which $275 million exceeds the amount of the Conversion Costs.
(ii) The Surviving Entity’s Responsibility for Conversion Costs. The Surviving Entity shall be responsible for any and all Conversion Costs to the extent the amount of the Conversion Costs exceeds $275 million. If the amount of the Conversion Costs exceeds $275 million, the Surviving Entity shall pay to Quanex an amount equal to the amount by which the amount of the Conversion Costs exceeds $275 million.
Within 45 days after the Distribution Date, Quanex shall confirm to Spinco in writing the actual amount of the Conversion Costs, providing reasonable documentation to Spinco to support such amount. Spinco shall have 10 days following receipt of such amount to review such amount and the supporting documentation and raise any objections with Quanex regarding such amount. Within 5 Business Days following such 10-day period, either (a) Quanex shall pay to Spinco the amount by which $275 million exceeds the amount of the Conversion Costs or (b) Spinco shall pay to Quanex the amount by which the Conversion Costs exceed $275 million, in each case in immediately available funds to an account designated by the party to receive funds.

ARTICLE III
THE DISTRIBUTION
Section 3.1 Record Date and Distribution Date. Subject to the satisfaction of the conditions set forth in Section 8.1, the Board of Directors of Quanex, consistent with Delaware law, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.
Section 3.2 The Agent. Prior to the Distribution Date, Quanex and the Surviving Entity shall enter into an agreement with the Agent providing for, among other things, the Distribution to the holders of Quanex Common Stock in accordance with this Article III.
Section 3.3 The Distribution. Each holder of Quanex Common Stock on the Record Date (or such holder’s designated transferee) will be allocated in the Distribution one Share of Spinco Equity for each share of Quanex Common Stock held by such stockholder. No action will be necessary for any stockholder of Quanex to receive such Shares in the Distribution. The Surviving Entity will issue to Quanex the number of Shares of Spinco Equity required so that the total number of Shares of Spinco Equity held by Quanex immediately prior to the Distribution is equal to the total number of Shares of Spinco Equity distributable in the Distribution. The Agent shall hold a certificate representing all of the Shares of Spinco Equity allocated to holders of Quanex Common Stock in the Distribution. The Distribution shall be effective at 10:00 a.m. Central Time on the Distribution Date. The Distribution and the Merger shall be effected such that the Merger Consideration and the Spinco Equity to be distributed in the Distribution are distributed or paid, as the case may be, to the same Quanex stockholder.
Section 3.4 Actions in Connection with the Distribution.
(a) Spinco shall file such amendments and supplements to the Form 10 Registration Statement as Quanex may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 Registration Statement as may be required by the SEC or federal or state securities laws. Spinco shall mail to the holders of Quanex Common Stock, at such time on or prior to the Distribution Date as Quanex shall reasonably determine, the information statement included in the Form 10 Registration Statement, as well as any other information concerning Spinco, its business, operations and management, the Contribution, the Distribution and such other matters as Quanex shall reasonably determine are necessary and as may be required by applicable Law.
(b) The Surviving Entity shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing of the shares of Spinco Sub Common Stock to be distributed in the Distribution or received in the Spinco Merger, as the case may be, on the Exchange, subject to official notice of distribution.

Section 3.5 Fractional Shares. Fractional Shares of Spinco Sub Common Stock will not be distributed in the Distribution or the Spinco Merger, as applicable, nor credited to book-entry accounts. The Agent shall (a) determine the number of whole Shares and fractional Shares of Spinco Sub Common Stock allocable to each holder of record or beneficial owner of Quanex Common Stock as of the close of business on the Record Date, (b) aggregate all such fractional Shares into whole Shares and sell the whole Shares of Spinco Sub Common Stock obtained thereby in open market transactions at then prevailing prices on behalf of holders who would otherwise be entitled to fractional Shares of Spinco Sub Common Stock, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per Share of Spinco Sub Common Stock, after making appropriate deductions for any amount required to be withheld for Tax purposes. The Surviving Entity shall bear the cost of brokerage fees incurred in connection with these sales of fractional Shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Agent. None of Quanex, the Surviving Entity or the Agent will guarantee any minimum sale price for the fractional Shares of Spinco Sub Common Stock. Neither the Surviving Entity nor Quanex will pay any interest on the proceeds from the sale of fractional Shares. The Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional Shares and to determine when, how and at what price to sell such Shares.
Section 3.6 The Spinco Merger.
(a) The Spinco Merger may occur either before or after the Distribution, at the election of Spinco and Spinco Sub. If the Spinco Merger occurs after the Distribution, as a result of the Spinco Merger, the holders of Shares of Spinco Interest will receive one share of Spinco Sub Common Stock for each Share of Spinco Interests allocated to them in the Distribution. The Spinco Merger shall be effective at as set forth in the certificate of merger filed with the Delaware Secretary of State to effect the Spinco Merger.
(b) Prior to the Distribution Date, Spinco will deliver to the Agent for the benefit of the holders of Quanex Common Stock on the Record Date (if the Spinco Merger is effected prior to the Distribution) or the holders of the Shares of the Spinco Interest (if the Spinco Merger is effected after the Distribution), stock certificates, endorsed by Spinco in blank, representing all of the outstanding Shares of Spinco Sub Common Stock then owned by Spinco. Spinco will cause the transfer agent for the Spinco Sub Common Stock to credit the appropriate class and number of such Shares of Spinco Sub Common Stock to book entry accounts for each such holder or designated transferee of such holder. For stockholders of Quanex who own Quanex Common Stock through a broker or other nominee, their shares of Spinco Sub Common Stock will be credited to their respective accounts by such broker or nominee.

ARTICLE IV
SURVIVAL AND INDEMNIFICATION
Section 4.1 Survival of Agreements. All representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the Distribution Date and remain in full force and effect in accordance with their applicable terms.
Section 4.2 Indemnification.
(a) Except as specifically otherwise provided in the other Transaction Agreements, the Surviving Entity shall indemnify, defend and hold harmless the Quanex Indemnitees from and against all Indemnifiable Losses arising out of or due to the failure of any member of the Spinco Group (i) to pay or satisfy any Spinco Liabilities, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date, (ii) to cause the termination or substitution required by Section 5.5(a) to occur by the Distribution Date or (iii) to perform any of its obligations under this Agreement including any breach by the Surviving Entity of any representation, warranty, covenant or other provision in this Agreement.
(b) Except as specifically otherwise provided in the other Transaction Agreements, Quanex shall indemnify, defend and hold harmless the Spinco Indemnitees from and against all Indemnifiable Losses arising out of or due to the failure of any member of the Quanex Group (i) to pay or satisfy any Quanex Liabilities, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date, (ii) to transfer to the Surviving Entity or any member of the Spinco Group all of the Spinco Assets, (iii) to cause the termination or substitution required by Section 5.5(b) to occur by the Distribution Date or (iv) to perform any of its obligations under this Agreement including any breach by Quanex of any representation, warranty, covenant or other provision in this Agreement.
(c) Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements between any member of the Quanex Group and any member of the Spinco Group for the provision after the Distribution Date of goods and services in the ordinary course shall be governed by the terms of such arrangements and not by this Section or as otherwise set forth in this Agreement and the other Transaction Agreements.
(d) Indemnification for matters subject to the Tax Matters Agreement is governed by the terms, provisions and procedures of the Tax Matters Agreement and not by this Article IV.
Section 4.3 Procedures for Indemnification.
(a) Quanex shall, and shall cause the other Quanex Indemnitees to, notify the Surviving Entity in writing promptly (i) of any claim for indemnification for which any Quanex Indemnitee intends to seek indemnification from the Surviving Entity under this Agreement or (ii) after learning of any Third-Party Claim for which any Quanex Indemnitee intends to seek indemnification from the Surviving Entity under this Agreement. the Surviving Entity shall, and shall cause the other Spinco Indemnitees to, notify Quanex in writing promptly (i) of any claim for indemnification for which any Spinco Indemnitee intends to seek indemnification from Quanex under this Agreement or (ii) after learning of any Third-Party Claim for which any Spinco Indemnitee intends to seek indemnification from Quanex under this Agreement. The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this Article IV except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such indemnification claim or Third-Party Claim in reasonable detail considering the Information provided to the Indemnitee and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnitee.

(b) Except as otherwise provided in paragraph (c) of this Section 4.3, an Indemnifying Party may, by notice to the Indemnitee and to Quanex, if the Surviving Entity is the Indemnifying Party, or to the Indemnitee and the Surviving Entity, if Quanex is the Indemnifying Party, at any time after receipt by such Indemnifying Party of such Indemnitee’s notice of a Third-Party Claim, undertake (itself or through another member of the Group of which the Indemnifying Party is a member) the defense or settlement of such Third-Party Claim, at such Indemnifying Party’s own expense and by counsel reasonably satisfactory to the Indemnitee. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim, except that such Indemnifying Party shall not (i) require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interests, or (ii) without the prior written consent of the Indemnitee and of Quanex, if the Indemnitee is a Quanex Indemnitee, or the Indemnitee and of the Surviving Entity, if the Indemnitee is a Spinco Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the relevant Indemnitees from Liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy. Subject to the Indemnifying Party’s control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense. Following the provision of notices to the Indemnifying Party, until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim as provided herein, such Indemnitee shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification hereunder.
(c) If an Indemnitee reasonably determines that there may be legal defenses available to it that are different from or in addition to those available to its Indemnifying Party which make it inappropriate for the Indemnifying Party to undertake the defense or settlement thereof, then such Indemnifying Party shall not be entitled to undertake the defense or settlement of such Third-Party Claim; and counsel for the Indemnifying Party shall be entitled to conduct the defense of such Indemnifying Party and counsel for the Indemnitee (selected by the Indemnitee) shall be entitled to conduct the defense of such Indemnitee, in which case the reasonable fees, costs and expenses of such counsel for the Indemnitee (but not more than one counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party, it being understood that both such counsel shall cooperate with each other to conduct the defense or settlement of such action as efficiently as possible.

(d) In no event shall an Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnitees (in addition to local counsel and its own counsel, if any) in connection with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same general allegations or circumstances of a Third-Party Claim.
(e) If the Indemnifying Party undertakes the defense or settlement of a Third-Party Claim, the Indemnitee shall make available to the Indemnifying Party and its counsel all information and documents reasonably available to it which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement.
Section 4.4 Reductions for Insurance Proceeds and Other Recoveries. The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to this Article IV shall be reduced (retroactively or prospectively) by any insurance proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Indemnifiable Losses (net of retrospective premium adjustments, experience-based premium adjustments or other costs to the Indemnifying Party). Notwithstanding the foregoing, it is understood and agreed that the possibility that insurance proceeds may be realized by the Indemnifying Party shall not delay payment or indemnification of such Indemnifiable Losses by Indemnifying Party. All Indemnifiable Losses shall be paid or reimbursed promptly upon determination; the Indemnifying Party shall reimburse the other party in the amount of any insurance proceeds received on account of the facts and circumstances resulting in such Indemnifiable Losses. The Indemnifying Party shall act in good faith to pursue insurance proceeds relating to the Indemnifiable Losses. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay or reduce any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it and, if, and to the extent that, there exists a claim against any third party (other than an insurer) in respect of such Indemnifiable Loss, the Indemnitee shall assign such claim against such third party to the Indemnifying Party or shall otherwise diligently pursue such claim against its insurer. Notwithstanding any other provisions of this Agreement, it is the intention of the parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Losses, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of such Indemnifying Party and shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.
Section 4.5 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Contribution and the Distribution, will cause irreparable injury to the other party for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

Section 4.6 Remedies Exclusive. The remedies provided in this Article IV shall be the exclusive remedies of the parties with respect to a claim for Indemnifiable Losses hereunder or any other claim with respect to this Agreement.
Section 4.7 Tax Treatment of Indemnity and Other Payments. For all Tax purposes, the parties agree to treat any payment to the other party required by this Agreement as either a contribution by Quanex to Spinco or a distribution by Spinco to Quanex, as the case may be, occurring immediately prior to the Distribution, except as otherwise mandated by applicable Law.
Section 4.8 Survival of Indemnities. The obligations of each of Quanex and the Surviving Entity under this Article IV shall survive the sale or other transfer by it of any of its assets or business or the assignment by it of any of its Liabilities, with respect to any Indemnifiable Loss of the other related to such assets, business or Liabilities.
ARTICLE V
CERTAIN ADDITIONAL COVENANTS
Section 5.1 Notices to Third Parties. In addition to the actions described in Section 5.2, the members of the Quanex Group and the members of the Spinco Group shall cooperate to make all other filings and give notice to and obtain consents from all third parties that may reasonably be required to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, including to cause a member of the Spinco Group to succeed Quanex as operator of any of the Spinco Assets (both of record and under contractual arrangements).
Section 5.2 Licenses and Permits. Each party hereto shall cause the appropriate members of its Group to prepare and file with the appropriate licensing and permitting authorities applications for the transfer or issuance, as may be necessary or advisable in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, to its Group of all material governmental licenses and permits required for the members of its Group to operate its Business after the Distribution Date. The members of the Spinco Group and the members of the Quanex Group shall cooperate and use commercially reasonable efforts to secure the transfer or issuance of the licenses and permits.
Section 5.3 Intercompany Agreements. All contracts, licenses, agreements, commitments and other arrangements, formal and informal, between any member of the Quanex Group, on the one hand, and any member of the Spinco Group, on the other hand, in existence as of the Distribution Date, pursuant to which any member of either Group makes payments in respect of Taxes to any member of the other Group or provides to any member of the other Group goods or services (including management, administrative, legal, financial, accounting, data processing, insurance and technical support), or the use of any Assets of any member of the other Group, or the secondment of any employee, or pursuant to which rights, privileges or benefits are afforded to members of either Group as Affiliates of the other Group, shall terminate as of the close of business on the day prior to the Distribution Date, except as specifically provided in this Agreement or the other Transaction Agreements. From and after the Distribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other Group, except as specifically provided in this Agreement or the other Transaction Agreements. Each intercompany account between any member of the Quanex Group, on the one hand, and any member of the Spinco Group, on the other hand, as of October 31, 2007 shall be satisfied or settled in the equity accounts of the relevant members of the Spinco Group and the Quanex Group no later than the Distribution Date (unless previously satisfied in accordance with its terms). All intercompany balances created in the ordinary course of business in the Separation Period shall be settled in accordance with Section 5.7 below.

Section 5.4 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement.
Section 5.5 Guarantee Obligations, Liens and Other Obligations.
(a) Quanex and the Surviving Entity shall use their commercially reasonable efforts, and shall cause their respective Groups to use their commercially reasonable efforts: (x) to terminate, or to cause a member of the Spinco Group to be substituted in all respects for any member of the Quanex Group in respect of, all obligations of any member of the Quanex Group under any Spinco Liabilities for which such member of the Quanex Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) to terminate, or to cause Spinco Assets to be substituted in all respects for any Quanex Assets in respect of, any liens or encumbrances on Quanex Assets which are securing any Spinco Liabilities. If such a termination or substitution is not effected by the Distribution Date, without the prior written consent of Quanex, from and after the Distribution Date, the Surviving Entity shall not, and shall not permit any member of the Spinco Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Quanex Group is or may be liable or for which any Quanex Asset is or may be encumbered unless all obligations of the Quanex Group and all liens and encumbrances on any Quanex Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Quanex.

(b) Quanex and the Surviving Entity shall use their commercially reasonable efforts, and shall cause their respective Groups to use their commercially reasonable efforts: (x) to terminate, or to cause a member of the Quanex Group to be substituted in all respects for any member of Spinco Group in respect of, all obligations of any member of the Spinco Group under any Quanex Liabilities for which such member of the Spinco Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) to terminate, or to cause Quanex Assets to be substituted in all respects for any Spinco Assets in respect of, any liens or encumbrances on Spinco Assets which are securing any Quanex Liabilities. If such a termination or substitution is not effected by the Distribution Date, without the prior written consent of the Surviving Entity, from and after the Distribution Date, Quanex shall not, and shall not permit any member of the Quanex Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Spinco Group is or may be liable or for which any Spinco Asset is or may be encumbered unless all obligations of the Spinco Group and all liens and encumbrances on any Spinco Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Spinco.
Section 5.6 Insurance.
(a) Rights Under Policies. Notwithstanding any other provision of this Agreement, from and after the Distribution Date, the Surviving Entity and the Spinco Subsidiaries will have no rights with respect to any Policies, except that (i) Quanex will use commercially reasonable efforts to assist the Surviving Entity in asserting claims for any loss, liability or damage with respect solely to the Spinco Assets or Spinco Liabilities under Policies with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) Quanex will use commercially reasonable efforts to assist the Surviving Entity to continue to prosecute claims with respect solely to Spinco Assets or Spinco Liabilities properly asserted with an insurer prior to the Distribution Date under Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, that in the case of both clauses (i) and (ii) above, (A) all of Quanex’s and each Quanex Subsidiary’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by the Surviving Entity, (B) Quanex and the Quanex Subsidiaries may, at any time, without Liability or obligation to the Surviving Entity or any Spinco Subsidiary (other than as set forth in Section 5.6(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), and (C) any such claim will be subject to all of the terms and conditions of the applicable Policy. Quanex’s obligation to use commercially reasonable efforts to assist the Surviving Entity in asserting claims under applicable Policies will include using commercially reasonable efforts in assisting the Surviving Entity to establish its right to coverage under such Policies (so long as all of Quanex’s reasonable costs and expenses in connection therewith are promptly paid by Spinco). In the event that the terms and conditions of any Policy do not allow the Surviving Entity the right to assert or prosecute a claim as set forth in clause (i) or (ii) above, then in such case, Quanex shall use commercially reasonable efforts to pursue such claim under such Policy and the Surviving Entity shall promptly pay all of Quanex’s and each Quanex Subsidiary’s reasonable costs and expenses incurred in connection therewith.

(b) Assistance by Quanex. Until the first anniversary of the Distribution Date, Quanex will use commercially reasonable efforts to assist the Surviving Entity in connection with any efforts by the Surviving Entity to acquire insurance coverage with respect to the Spinco Business for incidents occurring prior to the Distribution Date; as described in Section 5.6(a) hereof, provided, that all of Quanex’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by the Surviving Entity.
(c) Quanex Actions. In the event that after the Distribution Date, Quanex or any Quanex Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which the Surviving Entity has rights to assert claims pursuant to Section 5.6(a) in a manner that would adversely affect any such rights of the Surviving Entity (i) Quanex will give the Surviving Entity prior written notice thereof (it being understood that the decision to take any such action will be in the sole discretion of Quanex) and (ii) Quanex will pay to the Surviving Entity its equitable share (which shall be determined by Quanex in good faith based on the amount of premiums paid or allocated to the Spinco Business in respect of the applicable Policy) of any net proceeds actually received by Quanex from the insurer under the applicable Policy as a result of such action by Quanex (after deducting Quanex’s reasonable costs and expenses incurred in connection with such action). The Tax treatment of any such payments to Spinco by Quanex shall be handled in accordance with Section 4.7.
(d) Administration. From and after the Distribution Date:
(i) Quanex or a Quanex Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Quanex and the Quanex Subsidiaries under the Policies; and
(ii) the Surviving Entity or a Spinco Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of the Surviving Entity and the Spinco Subsidiaries under the Policies.
(e) Insurance Premiums. Subject to clause (B) of the proviso to Section 5.6(a), from and after the Distribution Date, Quanex will pay, if so directed by the Surviving Entity, all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Distribution Date, whereupon the Surviving Entity will upon the request of Quanex, promptly reimburse Quanex for that portion of such premiums paid by Quanex as are reasonably determined by Quanex (and reasonably approved by Spinco) to be attributable to the Spinco Business.
(f) Agreement for Waiver of Conflict and Shared Defense. In the event that a Policy provides coverage for both Quanex and/or a Quanex Subsidiary, on the one hand, and the Surviving Entity and/or a Spinco Subsidiary, on the other hand, relating to the same occurrence or claim, Quanex and the Surviving Entity agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense.

(g) Nothing in this Section 5.6 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement.
Section 5.7 Cash Separation.
(a) During the Separation Period, Quanex covenants, represents and warrants with the Surviving Entity that separate and independent bank accounts (the “Quanex Accounts”) or ledgers for the Quanex Business have and will be operated by, or, as applicable, on behalf of, Quanex and maintained in accordance with Quanex’ normal practice and such records and bank accounts shall be capable of evidencing, on a daily basis, all Cash Inflows and Cash Outflows of the Quanex Business during the Separation Period.
(b) During the Separation Period, the Surviving Entity covenants, represents and warrants with Quanex that separate and independent bank accounts (the “Spinco Accounts”) or ledgers for the Spinco Business have and will be operated by, or, as applicable, on behalf of, the Surviving Entity and maintained in accordance with normal practice.
(c) During the Separation Period, to the extent practicable, Quanex shall discharge Liabilities incurred by the Quanex Business with cash amounts held in the Quanex Accounts, and the Surviving Entity shall discharge Liabilities incurred by the Spinco Business with cash amounts held in the Spinco Accounts. Within ten days following the end of each calendar month during the Separation Period, Quanex and the Surviving Entity shall settle the net amount of any Liabilities paid for by the other during the previous calendar month. A final settlement between Quanex and the Surviving Entity of the net amount of any Liabilities paid for by the other in the calendar month including the Distribution Date shall be made prior to the Distribution.
(d) During the Separation Period, Quanex covenants, represents and warrants with the Surviving Entity and the Surviving Entity covenants, represents and warrants with Quanex that no intercompany receivable or payable has or shall be created other than in the ordinary course of business at the then applicable current market prices and on terms no less favorable than could be obtained from a third-party in the ordinary course of business.
(e) From and after the Distribution Date, no employee of the:
(i) Spinco Group shall have any authority to access or control any ledgers or bank accounts of the Quanex Group; and
(ii) Quanex Group shall have any authority to access or control any ledgers or bank accounts of the Spinco Group.
(f) Within ten Business Days from the Distribution Date, Quanex and Spinco shall prepare and send to the other statements showing ledgers, records and bank accounts which clearly evidence, on a daily basis and during the Separation Period:

(i) in respect of the Quanex Group all Cash Inflows and Cash Outflows of the Quanex Business; and
(ii) in respect of the Spinco Group all cash inflows and cash outflows of the Spinco Business.
Section 5.8 The Merger. Quanex agrees that it will complete the Merger promptly following the Distribution and in no case later than the date that the Distribution takes place. For U.S. federal income tax purposes, the parties will treat the Distribution and the Merger as a part of a single integrated transaction in redemption and disposition of the shares of Quanex Common Stock.
ARTICLE VI
ACCESS TO INFORMATION
Section 6.1 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date, Quanex shall deliver or make available to the Surviving Entity all corporate books and records of the Spinco Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the Quanex Group relating directly and predominantly to the Spinco Assets, the Spinco Business, or the Spinco Liabilities. Quanex may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of the Surviving Entity. Prior to or as promptly as practicable after the Distribution Date, the Surviving Entity shall deliver or make available to Quanex all corporate books and records of the Quanex Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the Spinco Group relating directly and predominantly to the Quanex Assets, the Quanex Business, or the Quanex Liabilities. The Surviving Entity may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of Quanex. The costs and expenses incurred in the provision of records or other information to a party shall be paid for (including reimbursement of costs incurred by the receiving party) by the delivering party.
Section 6.2 Access to Information. From and after the Distribution Date, each of Quanex and the Surviving Entity shall afford to the other and to the other’s Representatives reasonable access and duplicating rights during normal business hours to all Information within the possession or control of such party’s Group relating to the other party’s Group’s pre-Distribution business, Assets or Liabilities or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, to the extent such access is reasonably required for a reasonable purpose, subject to the provisions below regarding Privileged Information. Without limiting the foregoing, Information may be requested under this Section 6.2 for audit, accounting, regulatory, claims and litigation purposes, as well as for purposes of fulfilling disclosure and reporting obligations.
In furtherance of the foregoing:
(a) Each party hereto acknowledges that: (i) each of Quanex and the Surviving Entity (and the members of the Quanex Group and the Spinco Group, respectively) has or may obtain Privileged Information; (ii) there are and/or may be a number of Litigation Matters affecting each or both of Quanex and the Surviving Entity; (iii) both Quanex and the Surviving Entity have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution business of the Quanex Group or the Spinco Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date; and (iv) both Quanex and the Surviving Entity intend that the transactions contemplated hereby and by the other Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(b) Each of Quanex and the Surviving Entity agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution business of the other Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that Quanex and the Surviving Entity shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution business of the Quanex Group in the case of Quanex or the Spinco Group in the case of the Surviving Entity. In the event of a disagreement between any member of the Quanex Group and any member of the Spinco Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by Law.
(c) Upon any member of the Quanex Group or any member of the Spinco Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to pre-Distribution business of the Spinco Group or the Quanex Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, the recipient of the notice shall promptly provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved by a court of competent jurisdiction as provided in paragraph (b) of this Section, each of Quanex and the Surviving Entity shall cooperate to assert all defenses to disclosure claimed by either party’s Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.
Section 6.3 Production of Witnesses. Subject to Section 6.2, after the Distribution Date, each of Quanex and the Surviving Entity shall, and shall cause each member of its respective Group to make available to the Surviving Entity or Quanex or any member of the Spinco Group or of the Quanex Group, as the case may be, upon written request, such Group’s directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Distribution business of the Quanex Group or the Spinco Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. The costs and expenses incurred in the provision of such witnesses shall be paid by the party requesting the availability of such persons.

Section 6.4 Retention of Records. Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of Quanex and the Surviving Entity shall, and shall cause the members of the Group of which it is a member to, retain all Information in such party’s Group’s possession or under its control, relating directly and predominantly to the pre-Distribution business, Assets or Liabilities of the other party’s Group until such Information is at least ten years old or until such later date as may be required by Law, except that if, prior to the expiration of such period, any member of either party’s Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or disposing of any of such Information, (a) the party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30 days’ prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.
Section 6.5 Confidentiality. Subject to Section 6.2, which shall govern Privileged Information, from and after the Distribution Date, each of Quanex and the Surviving Entity shall hold, and shall use reasonable best efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party’s Group obtained by it prior to the Distribution Date or furnished to it by such other party’s Group pursuant to this Agreement or the other Transaction Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be advised of the provisions of this Section 6.5, and each party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the Quanex Group or the Spinco Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, based on advice of such Person’s counsel, by other requirements of law, so long as the other party is provided with reasonable prior notice of, and a reasonable opportunity to challenge, any such disclosure, or (b) such party can show that such Information was (i) in the public domain through no fault of such Person or (ii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party’s Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror. Notwithstanding the foregoing, each of Quanex and the Surviving Entity shall be deemed to have satisfied its obligations under this Section 6.5 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information, provided that such care is at least a reasonable degree of care.
Section 6.6 Cooperation with Respect to Government Reports and Filings. Quanex, on behalf of itself and each member of the Quanex Group, agrees to provide any member of the Spinco Group, and the Surviving Entity, on behalf of itself and each member of the Spinco Group, agrees to provide any member of the Quanex Group, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting any other government proceeding relating to the business of the Quanex Group or the Spinco Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups prior to, on or after the Distribution Date. Each party shall promptly forward copies of appropriate notices, forms and other communications received from or sent to any government authority which relate to the Quanex Group, in the case of the Spinco Group, or the Spinco Group, in the case of the Quanex Group. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.

Section 6.7 Tax Matters Agreement. None of the provisions of this Article VI are intended to supersede any provision in the Tax Matters Agreement with respect to matters related to Taxes.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
Section 7.1 No Representations or Warranties. Except as expressly set forth in this Agreement or any other Transaction Agreement, the Surviving Entity and Quanex understand and agree that no member of the Quanex Group is representing or warranting to the Surviving Entity or any member of the Spinco Group in any way as to the Spinco Assets, the Spinco Business or the Spinco Liabilities. Except as expressly set forth in this Agreement or any other Transaction Agreement, Quanex and the Surviving Entity understand and agree that no member of the Spinco Group is representing or warranting to Quanex or any member of the Quanex Group in any way as to the Quanex Assets, the Quanex Business or the Quanex Liabilities.
Section 7.2 Operations, No Liabilities. The Surviving Entity hereby represents and warrants to Quanex that, as of the Distribution Date, none of Quanex Bar, Inc., Quanex Steel Inc., Quanex Solutions, Inc., Quanex Health Management Company, Inc., Quanex Nine, Inc., Quanex Ten, Inc., Quanex Eleven, Inc., and Quanex Twelve, Inc., has engaged in any business activities nor will have any material Liabilities.
Section 7.3 Solvency. Spinco hereby represents and warrants to Quanex that each of Spinco and the Spinco Subsidiaries will be Solvent as of the Distribution Date and immediately after the consummation of the Merger Agreement.
Section 7.4 Organization, Good Standing, Authorization.
(a) Each of Spinco and Spinco Sub hereby represents and warrants to Quanex as follows:
(i) Spinco is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power required to consummate the transactions contemplated hereby, and Spinco Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to consummate the transactions contemplated hereby;

(ii) The execution, delivery and performance by Spinco and Spinco Sub of this Agreement and the consummation by Spinco and Spinco Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Spinco and Spinco Sub. This Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by Spinco and Spinco Sub pursuant to this Agreement will, upon such execution and delivery, constitute a legal, valid and binding obligation of Spinco and Spinco Sub, enforceable against Spinco and Spinco Sub in accordance with its terms, subject to the effects of bankruptcy or insolvency.
(b) Quanex hereby represents and warrants to Spinco and Spinco Sub as follows:
(i) Quanex is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to consummate the transactions contemplated hereby;
(ii) The execution, delivery and performance by Quanex of this Agreement and the consummation by Quanex of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Quanex. This Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by Quanex pursuant to this Agreement will, upon such execution and delivery, constitute a legal, valid and binding obligation of Quanex, enforceable against Quanex in accordance with its terms, subject to the effects of bankruptcy or insolvency.
Section 7.5 Financial Statements. Spinco hereby represents and warrants to Quanex as follows:
(a) The unaudited consolidating balance sheet and the unaudited corporate balance sheet contained Schedule 7.5 (the “Supplemental Financial Statements”) is complete and accurate and the Financial Statements were prepared in the ordinary course and on a basis and in a manner consistent with past practice.
(b) As of October 31, 2007 the Supplemental Financial Statements fairly present the financial position of the Quanex Business, the Spinco Business and the corporate level assets and liabilities of the Quanex.
ARTICLE VIII
MISCELLANEOUS
Section 8.1 Conditions to the Distribution. The following are conditions to consummate any part of the Distribution:
(a) All material consents, approvals and authorizations of any Governmental Entity legally required for the making of the Distribution and the consummation of the other transactions contemplated by this Agreement and the other Transaction Agreements shall have been obtained and be in effect in all material respects at the Distribution Date;

(b) No court of competent jurisdiction or other Governmental Entity shall have issued any decree, judgment, injunction, writ, rule or other order that is in effect restraining, enjoining, prohibiting or otherwise imposing any material restrictions or limitations on the Distribution;
(c) The Form 10 Registration Statement shall have become declared effective in accordance with the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance of units of Spinco Interests to be issued in connection with the Distribution shall have been obtained and shall be in effect;
(d) The Spinco Sub Common Stock shall have been approved for listing on the Exchange, subject to official notice of issuance;
(e) No action, proceeding or investigation by any Governmental Entity with respect to the Distribution shall be pending that seeks to restrain, enjoin, prohibit or delay the making of the Distribution or to impose any material restrictions or requirements thereon or on any of the parties with respect thereto; and
(f) No action shall have been taken, and no statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Entity with respect to the Distribution that, individually or in the aggregate, would (i) restrain, prohibit or delay the making of the Distribution or (ii) impose any material restrictions or requirements thereon or on any of the parties with respect thereto.
Section 8.2 Complete Agreement. This Agreement (including the Schedules attached hereto), the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of such other Transaction Agreement shall be applicable.
Section 8.3 Expenses. Except as otherwise set forth herein, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including costs and expenses attributable to the separation of the Assets as contemplated herein) shall be divided evenly between Quanex and Spinco.
Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to its conflicts of laws principles.
Section 8.5 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five Business Days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Quanex or any member of the Quanex Group prior to the Distribution Date, to:
Quanex Corporation
1900 West Loop South, Suite 1500
Houston, Texas 77027
Attention: General Counsel
Facsimile: (713) 626-7549
and
Gerdau S.A.
Avenida Farrapos, 1811
Porto Alegre, RS 90220-005
Brazil
Attention: Expedito Luz
Fax: 55-51-3323-2288
with a copy to:
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Michael W. Conlon
Facsimile: (713) 651-5246
and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Alan Klein
Facsimile: (212) 455-2502

If to Quanex or any member of the Quanex Group following the Distribution Date, to:
Gerdau S.A.
Avenida Farrapos, 1811
Porto Alegre, RS 90220-005
Brazil
Attention: Expedito Luz
Fax: 55-51-3323-2288
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Alan Klein
Facsimile: (212) 455-2502
If to Spinco, Spinco Sub, or any member of the Spinco Group, to:
Quanex Building Products LLC
1900 West Loop South, Suite 1500
Houston, Texas 77027
Attention: President
Facsimile: (713) 626-7549
with a copy (which shall not constitute effective notice) to:
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Michael W. Conlon
Facsimile: (713) 651-5246
or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.
Section 8.6 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.
Section 8.7 Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Sections 4.2 and 4.3 relating to indemnities, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of Quanex and Spinco and their respective Subsidiaries, Affiliates, successors and assigns, and is not intended to confer upon any other Persons any rights or remedies hereunder.

Section 8.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 8.9 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
Section 8.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.
Section 8.11 References; Construction. References to any “Article,” “Exhibit,” “Schedule” or “Section,” without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement.
Section 8.12 Termination. Notwithstanding any provision hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Quanex. In the event of such termination, neither Quanex, Spinco nor Spinco Sub shall have any Liability by reason of this Agreement, except as provided in any other Transaction Agreement.
Section 8.13 Consent to Jurisdiction and Service of Process. Each of the parties to this Agreement hereby irrevocably and unconditionally agrees to be subject to, and hereby consents and submits to, the jurisdiction of the courts of the State of Texas and of the federal courts sitting in the Southern District of Texas.
Section 8.14 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
Section 8.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 8.16 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.
Section 8.17 Use of Name. Following the Distribution Date, certain of the Quanex Assets or Quanex Business may bear, contain or use “Quanex” marks, including signage, yellow pages, stationery and websites. Quanex will as soon as reasonably practicable, but in any event within 90 days following the Distribution Date, take such action to remove and/or replace such references and such removal or replacement shall not denigrate the “Quanex” mark.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Quanex Corporation
By:	/s/ Thomas M. Walker
Thomas M. Walker
Senior Vice President — Finance and Chief Financial Officer

Quanex Building Products LLC
By:	/s/ Kevin P. Delaney
Kevin P. Delaney
Senior Vice President — General Counsel and Secretary

Quanex Building Products Corporation
By:	/s/ Kevin P. Delaney
Kevin P. Delaney
Senior Vice President — General Counsel and Secretary